PRICING SUPPLEMENT DATED December 5, 2013 (To Prospectus dated September 5, 2013 and Prospectus Supplement dated September 25, 2013)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-191021

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated September 5, 2013, as supplemented by the prospectus supplement, dated September 25, 2013 (the “prospectus supplement” and together the prospectus, dated September 5, 2013, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $1,000,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due December 5, 2014 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WAD3	Trade Date: December 5, 2013
Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: December 12, 2013

Principal Amount: $1,000,000,000 (AHFC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.)

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.00%

Discount or Commission: 0.03%

Net Proceeds to Issuer: 99.97% / $999,700,000

Stated Maturity: December 5, 2014

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Index Maturity: 3 month Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on December 10, 2013 plus the Spread, accruing from December 12, 2013
Specified Currency: N/A Interest Payment Dates: Each March 12, June 12, and September 12 and on the Stated Maturity Date

Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note
Interest Rate Basis:
☒ LIBOR:	☐ Federal Funds Rate:
Designated LIBOR Page: ☒ Reuters Page LIBOR 01	☐ Federal Funds (Effective) Rate
☐ Reuters Page LIBOR 02	☐ Federal Funds Open Rate
Designated LIBOR Currency: United States Dollars	☐ Federal Funds Target Rate
☐ EURIBOR	☐ CMT Rate:
☐ Treasury Rate	☐ Reuters Page FRBCMT
☐ Commercial Paper Rate	☐ Reuters Page FEDCMT: ☐ Weekly Average
☐ Prime Rate	☐ Monthly Average
☐ CD Rate
☐ Eleventh District Cost of Funds Rate

Interest Rate Reset Cutoff Date: N/A

Initial Interest Reset Date: March 12, 2014

Interest Reset Dates: Each Interest Payment Date

Interest Determination Dates: The second London Banking Day preceding each Interest Reset Date

Spread: +0.00%

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No

Optional Reset Dates:

Redemption: ☐ Yes ☒ No

Day Count Convention: ☐ 30/360

                                           ☒ Actual/360

                                           ☐ Actual/Actual

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
Calculation Agent: Deutsche Bank Trust Company
Americas
Original Issue Discount: ☐ Yes ☒ No
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:
Repayment: ☐ Yes ☒ No
Optional Repayment Date(s):
Repayment Price: Agents: J. P. Morgan Securities LLC HSBC Securities (USA) Inc. Loop Capital Markets, LLC Agents’ Capacity: ☐ Principal ☒ Agent

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (the “Distribution Agreement”), dated as of September 25, 2013, between American Honda Finance Corporation (“AHFC”) and the agents named in the prospectus supplement, and the Agent Accession Letter, dated as of December 6, 2013, between AHFC and Loop Capital Markets, LLC, and the related Confirmation Letter, dated as of December 6, 2013, between AHFC and Loop Capital Market, LLC, which incorporates the terms of the Distribution Agreement, AHFC is hereby offering the Notes through the Agents named below, each acting as an agent of AHFC. Each of the Agents named below has agreed to use its reasonable best efforts to solicit offers to purchase the principal amount of Notes set forth below opposite its names and, to the extent such offers to purchase are accepted by AHFC will receive the related commission.

Agent	Aggregate Principal Amount of Notes
J. P. Morgan Securities LLC	$333,333,333.34
HSBC Securities (USA) Inc.	$333,333,333.33
Loop Capital Markets, LLC	$333,333,333.33
Total	$1,000,000,000.00

Original Issue Date

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fifth Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or the next succeeding Business Day will be required by virtue of the fact that the Notes initially will settle in five Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

LEGAL MATTERS

In the opinion of Catherine M. McEvilly, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, as supplemented, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated September 5, 2013 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-191021) filed with the Securities and Exchange Commission on September 6, 2013.